Exhibit 10.43

TEXT MARKED BY [* * *] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENCE AND SUPPLY AGREEMENT

by and between

GALENA BIOPHARMA INC

of 310 State Street, Suite 208, Lake Oswego, OR 97034, USA

(“Galena”)

and

ABIC MARKETING LIMITED

of Hateena 1, Industrial Park Hevel Modiin, POB 925, Shoham 60850, Israel

(“Teva”)

WHEREAS Galena is in the process of developing the Product, as defined below, and the parties agree that in the event the Product is approved for marketing by the US Food and Drug Administration (“FDA”) and/or by the European Medicines Agency (“EMA”), Galena will be willing to provide Teva with the Registration Dossier in order to enable Teva and/or its Affiliates to obtain the required Marketing Authorization from the competent Regulatory Authorities and to promote, distribute, sell, market or otherwise commercialize the Product in the Territory subject to the terms and conditions of this Agreement;

WHEREAS Teva has resources, skills, and experience, inter alia, to market promote, distribute and sell the Product in the Territory and Teva is interested in obtaining the aforesaid rights, and Marketing Authorization using the Registration Dossier;

WHEREAS following the registration of the Marketing Authorization in the Territory, Galena wishes to supply Teva with the Product and Teva desires to obtain supplies of the Product from Galena subject to the terms and conditions as set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises, and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1	DEFINITIONS

1.1	The preamble to this License and Supply Agreement (“Agreement”) forms an integral part hereof.

1.2	Clause headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the interpretation of this Agreement.

1.3	All appendices to this Agreement, whether attached at the time of signature hereof or at any time thereafter, shall be construed as an integral part of this Agreement.

1.4	In this Agreement, the following expressions shall bear the meanings assigned to them below and cognate expressions shall bear corresponding meanings:

1.4.1	“Affiliate”, with respect to either party, shall mean any person, corporation, company, partnership or other entity controlling, controlled by or under common control with such party. For such purpose the term “control” means the holding of fifty percent (50%) or more of the common voting stock or ordinary shares in, or the right to appoint fifty percent (50%) or more of the directors of, the said corporation, company, partnership or entity;

1.4.2	“cGMP” means current Good Manufacturing Practices issued from time to time by the applicable Regulatory Authorities in the Territory and in the United States for medicinal products for human use

1.4.3	“Development Costs” shall mean any costs and expenses , including capitalized costs, according to the amounts specified in Appendix A, incurred by Galena in direct and sole connection with the conduct in the Territory of the PRESENT Trial.

1.4.4	“Effective Date” shall mean the date on which this Agreement is signed by the latter of the parties;

1.4.5	“Finished Form” shall mean a Product in final packaged dosage form, packaged and labeled for marketing in the Territory in accordance with the Marketing Authorization, ready for patient use;

1.4.6	“Information” shall mean any and all information acquired in the course of the negotiation and performance of this Agreement disclosed by either party herein, or which either party acquires relating to the business, finance or trade secrets of the other party;

1.4.7	“Launch Date” shall mean the date on which the Product is launched for sale on the commercial market of the Territory.

1.4.8	“Marketing Authorization” shall mean the marketing authorization for marketing and sale of the Product in the Territory as a result of submitting marketing authorization application to the relevant Regulatory Authorities using the Registration Dossier;

1.4.9	“Net Profit Margin” shall mean the ratio, expressed as a percentage, calculated on a per Finished Pack of Product, of:

(Net Selling Price – Supply Price) x 100%

                    Net Selling Price

1.4.10	“Net Sales” means the gross amount invoiced by Teva and its Affiliates for sales of Product during a period of time in the Territory reduced by the following to the extent that they are referred to in the relevant sales invoices:

(i) trade, quantity, cash and promotional discounts actually allowed and taken, costs of value added programs in the normal course of business;

(ii) credits or allowances granted on account of rejections, returns, defects, recalls or retroactive price reduction;

(iii) freight, insurance and other transportation and/or logistics charges incurred in delivering and/or distributing the Product to and from third parties and/or Galena;

(iv) excise, value added, sales, user and taxes imposed upon and paid with respect to such sales (excluding taxes based on income);

(v) rebates or discounts pursuant to agreements or applicable law.;

1.4.11	“Net Selling Price” means Teva’s and its Affiliates’ weighted-average net selling price per Product of a particular size calculated by dividing Teva’s and its Affiliates’ Net Sales of the Products of that size by the number of Products of that size sold by Teva and its Affiliates.

1.4.12	“PRESENT Trial” shall mean the currently ongoing human clinical trial of the Product, that, if the defined end-points are met, is intended to establish safety and efficacy in patients with the indication being studied for purposes of filing for marketing approval with the FDA.

1.4.13	“Product” shall mean the pharmaceutical product of Galena listed in Appendix A which may be varied or supplemented from time to time by written agreement between the parties.

1.4.14	“Quality Agreement” shall mean a separate agreement concluded between the parties and defining the rights and obligations of the parties related to the production and quality control of the Product, a copy of which will be attached to this Agreement as Appendix F.

1.4.15	“Reasonably Diligent Efforts” shall mean, with respect to either party, the application of a level of resources, efforts and urgency consistent with high industry norms in light of the Product characteristic features, target indication, competitiveness, sales volume and given circumstances, but in no event less than the high professional standards and level commonly applied by other pharmaceutical companies to their high-value pharmaceutical products.

1.4.16	“Registration Dossier” shall mean the dossier of technical data and information compiled by Galena with respect to the Product on the basis of which the Product may be registered in the Territory including evidence of marketing approval of the Product in the United States and/or the European Union;

1.4.17	“Regulatory Authorities” shall mean authorities, agencies or other government bodies in the Territory that are involved in reviewing, approving and/or issuing of the Marketing Authorization and other licenses and permits necessary for the importation into, and the marketing, promotion, sale and distribution of the Product in the Territory;

1.4.18	“Specifications” shall mean the totality of the quality parameters of the Product, as contained in the Marketing Authorization and as set forth in Appendix B. Any modified version of the Specifications becomes valid upon notification/approval of the Regulatory Authorities and modification of Appendix B of this Agreement, signed by both parties hereto.

1.4.19	“Supply Price” shall mean the price set in Clause 8 of this Agreement;

1.4.20	“Territory” shall mean Israel, including the West Bank and Gaza strip.

1.4.21	“Trademarks” shall mean the trademarks listed in Appendix E.

2	GRANT AND ACCEPTANCE OF RIGHTS

2.1	Galena will use Reasonably Diligent Efforts to procure FDA and/or EMA approval for the marketing of the Product (the “Approvals”) within 12 months following completion of the PRESENT Trial. In the event Galena does not obtain the Approvals within the abovementioned timeframe, the parties shall discuss in good faith an extension to such period, if Teva deems it is reasonable to do so. Following such event, Teva may decide in its sole discretion whether to extend such period as aforesaid or terminate the Agreement forthwith. During such timeframe, Galena shall keep Teva informed with regards to the Approvals and the progress thereof.

2.2	In the event Galena is granted with the Approvals, Galena shall grant Teva and Teva shall accept the exclusive right to use the Registration Dossier for the purpose of submitting the application to obtain one Marketing Authorization for the Product in the Territory and to market, promote, sell and distribute or otherwise commercialize the Product.

2.3	Galena grants Teva a right of first refusal in or for the Territory for all future indications of the Product for which Approvals are obtained (collectively, “Future Products”) subject to the following terms set out in this Clause 2.3. In the event Galena wishes to extend a formal offer to permit or license any third party to promote, market, distribute and sell a Future Product in the Territory, Galena shall proceed as follows:

2.3.1	Galena shall extend in writing to Teva the right to include such Future Product within the framework of this Agreement subject to additional commercial terms as offered.

2.3.2	Galena shall include in such offer the prices and commercial terms under which the Future Product shall initially be offered to third parties.

2.3.3	Teva shall have a period of sixty (60) days from the date of Galena’s written offer to accept or reject such offer in writing. If Teva rejects such offer in writing or fails to accept such offer in writing to Galena within such sixty (60) day period, then Galena shall be free to offer rights to such Future Product to any third party under terms which shall not be more favorable to such third party than those offered to Teva. If Teva accepts any such offer within said time period, then the Future Product included in such offer shall become Product as defined in this Agreement and subject to the terms and conditions thereof. The parties shall amend the Appendices in this Agreement as necessary or appropriate to include such Future Product and additional or amended terms as appropriate.

2.4	In consideration for the license and rights granted by Galena to Teva under this Clause, Teva shall reimburse Galena for its Development Costs in accordance with Appendix A (“Reimbursement”).

2.5	If Marketing Authorization for the Product is not granted within twenty-four (24) months of the date of the Marketing Authorization application submission in the Territory (or such longer date as the parties mutually agree) due to Galena’s negligence or willful misconduct, including without limitation, its negligent or willful failure to address any questions or concerns of the Regulatory Authorities, then the first Reimbursement payment shall be refunded within thirty (30) days. Immediately following such refund, this Agreement shall be deemed to have been terminated with respect to such Product.

2.6	If for any reason due to Teva’s negligence or willful misconduct, Marketing Authorization for the Product is not granted within twenty-four (24) months of the date of the Marketing Authorization application submission in the Territory (or such longer date as the parties mutually agree), at Galena’s sole option, this Agreement shall be deemed to have been terminated with respect to such Product.

3	MARKETING AUTHORISATION

3.1	Galena will provide Teva with the Registration Dossier in a European CTD format in the English language including without limitation the CPP form (Certificate of Pharmaceutical Product) for the Product, the details of which shall be listed in Appendix C, in order to allow Teva to audit the Registration Dossier before applying for a Marketing Authorization in the respective Territory (“Audit of the Registration Dossier”).

3.2	Galena will use Reasonably Diligent Efforts to cooperate and assist Teva with all requests it may have with respect to the Registration Dossier. Teva shall place at Galena’s disposal a list of missing documents (if any) which Galena has to provide Teva with, if already in its possession.

3.3	The Audit of the Registration Dossier shall be reasonably satisfactory to Teva. Teva shall confirm to Galena in writing following the last document transfer whether Teva accepts the Registration Dossier, which acceptance will not unreasonably be withheld. Following the aforesaid, Teva shall submit Marketing Authorization application as soon as reasonably possible, and at its own expense in the Territory (including all fees to the Regulatory Authorities) and in its own name, and use Reasonably Diligent Efforts to obtain such Marketing Authorization. For the sake of clarification, if any clinical trials are required in order to obtain an authorization from the Regulatory Authorities to commercialize the Product, the costs of such trials shall be borne by Galena, and run soley at the option of Galena.

3.4	Galena will use Reasonably Diligent Efforts to cooperate with Teva in its efforts to obtain the Marketing Authorization in the Territory and if required shall supply Teva with the appropriate samples in necessary amount including without limitation samples of the Medicinal Product, samples of the Active Substance, Reference Substance and Impurities together with Certificate of Analysis. Galena shall cooperate with Teva in answering any deficiency letters or any other question of the respective Health Authority within reasonable time according to circumstances.

3.5	Teva will notify Galena as of the date when Teva submits the Marketing Authorization application and will keep Galena informed on a current basis as to progress thereof. Where possible, Teva shall provide Galena with full copy of each respective Marketing Authorization application filed in the Territory. In the event that any letter of deficiency is issued or any other questions are raised by the Regulatory Authorities in the respective Territory regarding aspects related to the Registration Dossier provided by Galena, Teva shall promptly so notify Galena and Galena shall use Reasonably Diligent Efforts to provide Teva with responses and documentation in its possession to any letter of deficiency or other questions. Failure to provide Teva with the documentation already in its possession shall be considered a material breach of this Agreement under Clause 14.2.2. However, in the event that any new data is required for this purpose, neither party shall be obliged to generate that data without reaching mutual agreement to do so.

3.6	Throughout the duration of the supply of the Product Galena shall provide Teva with any updates to the Registration Dossier, as applicable according to the respective regulatory requirements, as soon as such data is available to Galena.

3.7	Following grant of any Marketing Authorization, Teva shall as soon as reasonably possible and, at its sole discretion and expense, submit applications to the relevant Regulatory Authorities and use Reasonably Diligent Efforts to obtain a reimbursement price for such Product in the Territory. Subject to any limitations of the applicable laws and regulations, for the sole purpose of obtaining reimbursement approvals, Galena undertakes to provide Teva with all the relevant information in its possession about sales price of the Product in the applicable countries upon written request of Teva.

3.8	Galena shall provide Teva with Product samples at COGS, as defined in Appendix A for the sole purpose of compassionate use until such time it is no longer required. The number of Product samples to be provided will be discussed in good faith and mutually determined by Galena and Teva at the time of regulatory approval in the Territory further to this agreement

4	COMMERCIALISATION

4.1	Teva or its Affiliates shall launch the Product in the Territory when Marketing Authorizations have been granted under Teva’s or its Affiliate’s name, and, if required, local pricing and reimbursement activities have been concluded, provided that Teva in its discretion decides that: (i) it makes commercial sense to do so, and (ii) the distribution, marketing, sale and/or use of the Product in the Territory will not give rise to a potential risk of infringe a third party’s registered patent and/or intellectual or industrial property rights, and (iii) the anticipated Net Profit Margin of the Product is reasonably expected to be no less than [***]% (or less than [***]% where the Product is to be marketed as a brand so as to require Teva to incur additional sales and marketing costs). Should Teva not launch the product under this Section 4.1, then Galena shall have the right to Terminate this agreement.

5	SUPPLY

5.1	Teva commits to buy its total demand of the Product for the Territory exclusively from Galena for the term of this Agreement. Galena agrees to exclusively sell and supply Teva with its total demand of the Product in the Territory under agreed conditions pursuant to this Agreement.

5.2	Except as may be otherwise required by a specific Regulatory Authority, Galena will manufacture the Product at the manufacturing facility in [***] (“the Manufacturing Site”), strictly in accordance with the Specifications and cGMP standards. Galena will enable the applicable Regulatory Authorities to inspect the Manufacturing Site without any delay, provided that any visit shall be coordinated ahead of time with Galena, in order to enable the due registration and commercialization of the Product in the respective markets. Galena will utilize Reasonably Diligent Efforts to ensure that the Manufacturing Site will comply with the requirements and requests of the Regulatory Authorities.

5.3	Galena shall be entitled to use contract manufacturers for the manufacture of the Product, subject to the following conditions:

5.3.1	Galena ensures that Teva is allowed to audit any contract manufacturer before manufacture of the Product by such contract manufacturer is commenced to enable Teva to confirm that the contract manufacturer is reasonably satisfactory to Teva, including without limitation the fact that it is cGMP compliant;

5.3.2	In the event it intends to replace a contract manufacturer, Galena shall procure Teva’s written consent thereto not less than six (6) months prior to such anticipated replacement;

5.3.3	Teva may refuse to accept the Product manufactured by a contract manufacturer appointed by Galena if Teva’s audit reveals that the contract manufacturer is not satisfactory to it, including without limitation due to the fact such contract manufacturer is not cGMP compliant or as a result of changes to the Product is no longer cGMP compliant.

5.4	Use of a contract manufacturer by Galena shall in no way limit Galena’ obligations under this Agreement and Galena shall be jointly and severally liable for actions and omissions of any contract manufacturers it employs.

5.5	Galena will supply the Product in a Finished Form to Teva and its Affiliates.

5.6	Teva shall have the right to inspect the Manufacturing Site used by Galena at reasonable times as agreed between the parties, which access Galena shall use Reasonably Diligent Efforts to procure, which requests will not result in an undue burden to Galena of the manufacturer.

5.7	Galena shall ensure that any Product supplied under this Agreement shall meet its quality Specifications as approved by the Regulatory Authorities in the Territory and contained in the Registration Dossier, including without limitation cGMP standards. Galena shall ensure that any changes made to such Specifications are not implemented without the prior written approval of the Regulatory Authorities in the Territory and/or Teva’s.

5.8	The supply of the Product by Galena to Teva shall also be subject to the terms and conditions of the Quality Agreement. In the event of any inconsistencies between this Agreement and the Quality Agreement, the provisions of this Agreement shall prevail in all non-quality related matters.

5.9	Galena shall provide Teva with a Certificate of Analysis (signed by a “Qualified Person” designated by Galena) for each batch delivered to Teva in order to confirm that the applicable Product as delivered meets all its Specifications and cGMP standards. Galena shall provide Teva with any other document already in its possession or which can be reasonably obtained by Galena, and which could be required by the competent Regulatory Authority.

5.10

With the first lot of the Product shipped to Teva, Galena shall, at its own expense, send to Teva all necessary samples and standards, including, but not limited to, reference samples, impurities and stability samples, and reference and working standards necessary or requested by the Regulatory Authority for obtaining the Marketing Authorization or any other registration. In addition, Galena shall provide Teva with samples, free of charge, in quantities and timeline to be agreed between the parties for promotional purposes. If the parties mutually agree that additional samples are needed after the Marketing Authorization is granted, Galena shall supply Teva with such samples, at Teva’s expense. If samples are required due to changes initiated by Galena, Galena shall supply Teva with the samples at no extra charge. Galena shall ensure that each delivery of Product supplied to Teva has a minimum shelf life remaining at the time of delivery equivalent to at least: (a) [***]% of its registered shelf-life; or (b) a minimum of [***] years, or as otherwise agreed in writing between the parties from time to time.

5.11	In the event that Galena is unable to supply Product for a continuous period of six (6) months after the confirmed date of delivery, Teva shall be entitled to terminate this Agreement immediately by notice in writing to Galena. Such termination shall be without prejudice to any right available to Teva in case of termination under the governing law.

6	FORECASTS AND ORDERS

6.1	Teva shall place firm orders at prices and delivery conditions effective at the order date three (3) months prior to the delivery date at the latest. All orders shall include: (a) the quantity of the Product to be purchased; (b) the requested place of the delivery, date(s); and (c) any other information dictated by the circumstances of the order.

6.2	Immediately after Teva’s order, Galena shall acknowledge this order by issuing a binding order confirmation within ten (10) working days following receipt thereof. Galena shall not withhold such order confirmation unreasonably. If after ten (10) working days Galena fails to confirm Teva’s order, then the order shall become binding.

6.3	To provide Galena with adequate lead time to plan its production capacity, Teva shall provide Galena with a non-binding forecast for twelve (12) months to be updated in quarterly intervals. Teva agrees to maintain a consolidated inventory level of the Product, sufficient according to Teva’s sales.

7	TRADEMARK(S) AND ARTWORK

7.1	Teva shall have the option, at its sole discretion, to market the Product either (i) with Teva’s Trademark(s) and artwork, in which case Teva shall provide Galena with all texts for labeling, packaging and leaflet to be used for the Product, in which case Galena will prepare printed materials based on the data provided by Teva and shall send it to Teva for final approval; or (ii) with Galena’ Trademark(s) and artwork, in which case the following shall apply:

7.1.1	The Product shall be sold by Teva under such Trademark(s) as will be decided upon by Galena, which are set out in Appendix E and Teva shall have the right to add a Hebrew label onto the Finished Product.

7.1.2	The said Trademark(s) shall be registered in the Territory, in Galena’s name, and at its expense and Teva undertakes to assist with the registration thereof, should Galena so request. Should the law of the Territory so require, Teva shall be registered at Galena’s expense as authorized user of the Trademark(s) registered by Galena, as aforesaid.

7.1.3	Teva undertakes to comply with any directives issued by Galena to Teva regarding the form and manner of any promotion and/or marketing of the Product, including without limitation on any web site. Any reference to Galena and/or the Product made and/or published by the Teva shall be solely with the prior written approval of Galena, in its discretion.

7.1.4	Forthwith on termination of its appointment hereunder, Teva shall cease all use of the said Trademark(s) and of any packaging design, get up or the like used by Galena on the packages of the Product except that it may continue the use of the Trademark(s), packaging design, get up and the like to the extent necessary for sales permitted under Clause 14.3, below. If Teva has been registered as an authorized user of Galena’s Trademark(s) pursuant to Clause 7.1.2, above, such registration shall be cancelled on expiration or termination of this Agreement.

7.2	Without derogating from the foregoing, all trademarks, marks, brand names, trade names, logos, domain names or other names on the World Wide Web, and other intellectual property of Teva or Galena, as the case may be, including the Trademark(s) referred to in Appendix E, whether registered or not, are and shall remain Teva’s or Galena’s, as the case may be, sole and exclusive property. Neither Galena nor Teva shall have any claim with regard to any such trademarks or marks, brand names, trade names, logos, domain names or other names on the World Wide Web, or other intellectual property of the other, including the Trademark(s), and shall not challenge the other’s title thereto, or the validity of their registration (if they are registered), even after termination of this Agreement for any reason (by expiration of term or otherwise).

8	PRICE AND PAYMENT

8.1	The Supply Price of the Product shall be the price as defined in Appendix A.

8.2	Teva shall furnish to Galena quarterly reports, which shall comply with any applicable laws and regulations, on (i) the quantities and prices of the Product sold by Teva in the Territory during each quarter ending March 31, June 30, September 30 and December 31 and (ii) the Net Sales within thirty (30) days after the close of each of such quarter year.

8.3	In accordance with the above report, Teva shall pay Galena [***] percent ([***]%) of the Net Sales of the Product in the Territory (the “Transfer Price”) during each quarter year. Such payment shall be reduced by any amounts paid by Teva for the Supply Price under Clause 8.1 for each quarterly period. For the sake of clarification, Teva shall first pay the Supply Price and then following Galena’s invoice issued following the report mentioned in Clause 8.2 above, only the difference between the Supply Price and the Transfer Price, if any.

8.4	Teva shall keep accurate records in sufficient detail concerning the sales and the Net Sales of the Product. Subject to any applicable law or regulation, Galena may, once per annum, examine at Teva, by an independent public accountant, any and all account books and their relating records or documents possessed by Teva concerning specifically to the sale of the Product, for the purpose of verifying the correctness of the payment made under the preceding Clause 8.3. The cost of any examination under this Clause shall be borne by Galena, unless the findings of the examination demonstrates that Teva has underpaid its obligations hereunder by greater than [***] percent ([***]%), in which case such cost shall be borne by Teva.

8.5	All prices and deliveries provided herein are on FCA point of shipment.

8.6	For any delay in supply, Galena shall be liable to compensate Teva, as per the percentage listed below:

Up to 10 days delay	No penalty

From 11 to 21 days delay	[***]% of the value of the Delayed Order

From 22 to 45 days	[***]% of the value of the Delayed Order

From 46 to 60 days	[***]% of the value of the Delayed Order

From 61 to 90 days	[***]% of the value of the Delayed Order

Over 90 days	Teva may terminate this Agreement or choose to receive the order with [***]% of the value of the Delayed Order

“Delayed Order” shall mean an order which has shipped, as set out in Clause 8.6, within the timeframe set out in Clause 6.1.

8.7	For any delay in payment beyond the timeline specified in Appendix A, Teva shall pay to Galena a late interest fee, solely for the period of the delay in payment, on an amount equivalent to the lesser of: annualized 0.5% per month or the maximum interest allowed under the applicable law.

8.8	In case of significant changes on the market, so that Teva’s Net Profit Margin from selling the Product will fall beyond [***]%, the parties shall meet and revise the Supply Price taking in consideration the prices currently in force on the market, the competitiveness of the prices for the Product in the Territory and changes of the manufacturing and other costs. If the parties are unable to reach agreement upon suitably revised Supply Price within sixty (60) days, either party may terminate this Agreement by providing to the other party three (3) months’ prior written notice.

8.9	In case of a decrease in the selling price of the Product, or an increase in the quantities purchased by Teva, Galena and Teva will discuss and agree in good faith a price reduction of the Supply Price.

9	ADVERSE REACTIONS, COMPLAINTS AND RECALLS

9.1	The parties shall enter into a separate pharmacovigilance agreement (“Pharmacovigilance Agreement”) for handling adverse reactions, to be prepared by Teva and agreed with Galena prior to commercial launch of the Product in the Territory, detailing the parties’ respective pharmacovigilance obligations. The Pharmacovigilance Agreement is to be attached as Appendix G and shall form integral part of this Agreement.

9.2	Complaints with regard to the Product received by either party will be sent by facsimile or email to the other party. Either party will investigate all complaints associated with distribution, use, sale or handling of the Product and shall provide a written summary to the other party and a written response to the complainant, with a copy to the other party

9.3	Teva shall maintain an efficient distribution system within the Territory and shall establish and maintain a batch tracing and recall system which will enable it to identify, with minimum delay, customers within the Territory who will have been supplied with any particular batch of the Product, and to recall such Product.

9.4	If, for any reason, it shall become necessary to trace back or recall any particular batch of the Product, or to identify the customer or customers to whom Product from such batch will have been delivered, the parties shall cooperate with each other and the relevant Regulatory Authorities in doing so in accordance with the procedure established for the said purpose. Teva shall handle such recall in the Territory in cooperation with Galena.

9.5	If it shall become necessary for Teva to recall the Product, then Galena shall assist Teva with such recall to the best of its abilities.

9.6	Teva shall at its own cost recall the Product from the market unless such recall is not due to Teva’s fault, in such case Galena shall bear the costs of the recall. For the sake of clarification, the Supply Price of any remaining inventory which cannot be sold shall be considered a part of the costs for the recall.

9.7	As the holder of Marketing Authorization, each respective party shall inform the other party regarding all complaints reported by the Ministry of Health associated with the Product.

10	WARRANTIES AND CLAIMS

10.1	Galena warrants to Teva that the Product delivered to Teva will be manufactured according to the requirements as laid down in the Marketing Authorization, cGMP rules and in accordance with all other current applicable laws and regulations.

10.2	Promptly upon each Galena’s delivery of the Product, Teva shall immediately inspect them and notify Galena of any possible deficiencies or defects observable by the usual inspection within ten (10) working days.

10.3	No claim for visible defects or shortage shall be valid unless made by written notice given within thirty (30) days from the date of delivery. In case of non-compliance of Product with its respective Specifications no claim shall be valid unless given within 45 (forty-five) working days from the date of delivery. No claim for hidden defects shall be valid unless made by written notice given within (20) working days from the date of discovery thereof.

10.4	In case of undisputed Teva’s claim, Galena undertakes to credit Teva with the invoiced amount of any non-compliant Product and the parties agree that, if required under the local laws of the country in the Territory, Teva shall destroy defective Product at Galena’s cost.

10.5	In the event that the parties cannot agree that the shipment is defective, the issue shall be submitted to an independent testing organization designated by mutual agreement, whose decision shall be final. The expenses of such organization shall be borne by the party whose results were found in error.

11	INDEMNIFICATION

11.1

Galena agrees to indemnify, protect and defend Teva and hold Teva harmless from and against any claims, damages, liability, harm, loss, costs, penalties, lawsuits, threats of lawsuit, recalls or other governmental action, including reasonable attorneys’ fees, brought or claimed by any third party which results from any claim made against Teva in connection with any activity that Galena and/or anyone (other than Teva) on its behalf implements under this Agreement including without limitation the transfer of registrations (including the Registration Dossier), intellectual property rights with respect to the Product, the manufacturing and/or supply and/or delivery and/or safety and/or use of Product and/or any misrepresentation or breach of this Agreement by Galena, to the extent such claim is not due to Teva’s gross negligence. Teva shall promptly notify Galena of any such claim or action, shall reasonably cooperate with Galena in the defence of such claim or action, and shall permit Galena to control the defence and settlement of such claim or action, all at Galena’s cost and expense.

11.2	Teva agrees to indemnify, protect and defend Galena and hold Galena harmless from and against any claims, damages, liability, harm, loss, costs, penalties, lawsuits, threats of lawsuit, recalls or other governmental action, including reasonable attorneys’ fees, brought or claimed by any third party which result from the registration, handling, sale, marketing or distribution of the Product in the Territory and/or any misrepresentation or breach of this Agreement by Teva, except to the extent that Galena’s gross negligence contributed to such claim or action. Galena shall promptly notify Teva of any such claim or action, and shall reasonably cooperate with Teva in the defence of such claim or action, and shall permit Teva to control the defence and settlement of such claim or action, all at Teva’s cost and expense.

12	INSURANCE

12.1	Following Marketing Authorization, the parties shall maintain until the termination of this Agreement and for a period of five years thereafter (on a RUN-OFF basis) all forms of insurance associated with the manufacturing and supply activities contemplated hereunder, including but not limited to product liability insurance, at levels of coverage usual to the industry either for itself or its respective contract manufacturer.

12.2	Galena hereby undertakes to hold such insurance as required by applicable law for the coverage of its liability according to this Agreement. For the sake of clarification, upon Marketing Authorization such insurance shall have a coverage of no less than USD $5 million per policy per occurrence and in the aggregate, and shall include product liability and third party policy, and professional liability policy. In addition, the policy shall maintain coverage for the Territory as well as a worldwide jurisdiction clause. The insurance shall contain an explicit clause providing that Galena and the insurer shall waive the rights of subrogation against Teva and its directors, employees or any one on their behalf with respect to the insurance coverage under the applicable policy. The insurance shall be primary to any other insurance maintained by Teva, and Galena and insurer shall waive any claim or demand as to participation of any such other insurance. Upon request, Galena shall provide to the Teva with certificate of evidence of such insurance. Such insurance certificate will specify Teva as an additional named insured, and shall include coverage for the applicable Territory and a worldwide jurisdiction clause.

13	CONFIDENTIALITY

13.1	Both parties agree and undertake that during the term of this Agreement and five years thereafter, they shall keep confidential any and all Information acquired in the course of the negotiation and performance of this Agreement, and disclosed by the other party hereunder, or which they acquire relating to the business, finances or trade secrets of the other party and shall not disclose the same or any part thereof to any third party. Neither party will use the Information of the other party to the commercial detriment of the first party during the term of this Agreement and thereafter.

13.2	Teva shall only use the Information for the purpose of the registration, promotion and sale of the Product under this Agreement.

13.3	Both parties shall ensure that the Information is made available only to the minimum number of its employees, and those consultants who have undertaken in writing to preserve its confidentiality. The parties shall make the employees and consultants aware of its obligations of confidentiality under this Agreement and shall at all times procure compliance by such employees and consultants thereunder.

13.4	The restrictions on use and disclosure of the Information hereunder shall not apply to that part of the Information which either party is able to demonstrate to the other:

13.4.1	is lawfully in the possession of the party receiving such Information prior to the time of disclosure;

13.4.2	is, at the date of disclosure, public knowledge or becomes public knowledge other than by the action of the party receiving such information;

13.4.3	becomes available to the party receiving such Information from a third party source and other than by reason of a breach by a party of its obligations hereunder or a breach by any third party of an obligation of confidentiality, to the best of the receiving party’s knowledge;

13.4.4	the disclosure is required under any law or regulation, provided that the minimum amount of information required to be disclosed for the purposes of compliance with the said law or regulation, shall be disclosed.

13.5	The parties shall not disclose the existence of this Agreement and/or its terms to any third party and shall not use each other’s name in any publication, including without limitation press releases and the like, without prior written approval of the other party. The parties can, as a matter of fact, disclose the existence and material terms of this Agreement to the extent required by applicable law, rule or regulation, including applicable requirements of the U.S. Securities and Exchange Commission and applicable securities exchange listing requirements, and in so much as it has been publicly announced. Both companies will work together to make a mutually acceptale public announcement upon the execution of this agreement.

13.6	The provisions of this Clause 13 shall survive the expiration or termination of this Agreement for any reason.

14	TERM AND TERMINATION

14.1	This Agreement shall become effective as of the Effective Date and shall remain in force with respect to each Product for a period of [***] ([***]) years on the Effective Date. Unless terminated by either party by written notice to the other at least ninety (90) days before the end of the initial term, this Agreement shall be automatically extended for consecutive period of two (2) years subject to ninety (90) days written notice of termination, to be effective on the then scheduled date of termination.

14.2	Either of the parties hereto shall have the right without prejudice to any rights exercisable, damages accrued or claims for damage or other relief, to terminate this Agreement forthwith for cause by written notice to the other party in case any of the following events occur to the other party:

14.2.1	if a party becomes insolvent, is adjudged bankrupt, applies for judicial or extra judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in subject of liquidation or dissolution or involuntary bankruptcy proceedings or otherwise discontinues business:

14.2.2	if either of the parties breaches any of the material terms or conditions of this Agreement and the defaulting party shall fail to fully cure such breach within a reasonable period of time, and in any event within sixty (60) days, of receipt of written notice from the party asserting the breach;

14.3

Teva shall be entitled to terminate this Agreement by sending fourteen days notice to Galena if Galena shall come under the direct or indirect or de facto direction or control of any individual, firm or company which does not control it on the

Effective Date and by virtue of such change of control Galena and/or its successor becomes a direct competitor of Teva and/or it raises a legal or other conflict of interest for Teva, as it shall may reasonably assert.Upon termination of this Agreement Galena shall allow Teva to sell its remaining stock of the Product in accordance with the provisions of this Agreement.

14.4	Galena shall be entitled to terminate this Agreement by sending fourteen days notice to Teva if Teva shall come under the direct or indirect or de facto direction or control of any individual, firm or company which does not control it on the Effective Date and by virtue of such change of control Teva and/or its successor becomes a direct competitor of Galena and/or it raises a legal or other conflict of interest for Galena, as it shall may reasonably assert.Upon termination of this Agreement Galena shall allow Teva to sell its remaining stock of the Product in accordance with the provisions of this Agreement.

14.5	In the event of a termination pursuant to clause 14.2 during the first four years of the Agremeent, Galena shall reimburse Teva with any amount paid by Teva under Appendix A.

15	INDEPENDENT CONTRACTOR

This Agreement does not constitute either party as the legal agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf or in the name of the other, with regard to any manner or thing whatsoever, unless otherwise specifically agreed upon in writing.

16	ASSIGNMENT

16.1	Teva shall be entitled, at any time, to assign this Agreement to an Affiliate of Teva, or to implement this Agreement, in whole or in part, through one or more of its Affiliates.

16.2	The rights of Galena under this Agreement shall not be assignable in whole or in part without the prior written consent of Teva which will not be unreasonably withheld, provided, that Galena may assign this Agreement, and its rights and obligations hereunder to any Affiliate of Galena or in connection with the transfer or sale of all or substantially all of the capital stock, assets or business of Galena, subject to the provisions of section 14.2.3.

17	GOVERNING LAW AND VENUE

This Agreement and any dispute to be determined in terms hereof, is construed, governed and ruled by New York law, without regard to rules of conflicts of law. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York (“State Court”) and the courts of the United States of America located in the State of New York (“Federal Court”), for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement or out of any transaction contemplated hereby. Each party agrees that service of any process, summons, notice or document by personal delivery, by registered mail, or by a recognized international express delivery service to such party’s respective address set forth in Clause 22 (as such address may be changed by notice delivered pursuant to such section) shall be effective service of process for any action, suit or proceeding in the applicable Federal Court or State Court with respect to any matters to which it has submitted to jurisdiction in this Clause 17. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the applicable Federal Court or State Court, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Any action brought arising out of or relating to this Agreement or out of any transaction contemplated hereby shall be conducted in English. Notwithstanding the foregoing, either party shall have the right to seek exigent, injunctive or temporary relief in any court of competent jurisdiction. Each party irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18	FORCE MAJEURE

A party shall not be held liable to the other for any delay in performance or non-performance of that party directly or indirectly caused by reason of force majeure including, but not limited to, strike, lockouts, riots, mobs, fires, floods, or other natural disasters, wars declared or undeclared, terrorist activities, civil strife, embargo, currency restrictions, or events caused by reason of laws, regulations or orders by any government, governmental agency or instrumentality of by any other supervening circumstances beyond the control of either party; provided, however, that the party affected shall: give prompt written notice to the other party of the date of commencement of the force majeure, the nature thereof, and expected duration; use its Reasonably Diligent Efforts to avoid or remove the force majeure to the extent it is so able to do; and make up, continue on and complete performance when such cause is removed to the extent it is able to do so.

19	NON-WAIVER

The failure by any party at any time to enforce any of the terms, provisions or conditions of this Agreement or to exercise any right thereunder shall not constitute a waiver of the same or affect the validity of this Agreement or any part hereof, or that party’s right thereafter to enforce or to exercise the same. No waiver by a party shall be valid or binding, unless in writing and signed by a duly authorised representative of the waiving party.

20	SEVERABILITY

In the event that one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity shall not affect any other provisions of this Agreement and all other provisions shall remain in full force and effect. If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

21	ANTI-CORRUPTION LAW ACKNOWLEDGMENT AND CERTIFICATION

The parties undertake to ensure that the implementation of the Agreement will at all times be in compliance with the Foreign Corrupt Practices Act of 1977, a Federal Law of the United States of America. The parties will sign the Anti-Corruption Law Acknowledgment and Certification attached hereto as Appendix H.

22	NOTICES

Any changes or amendments to this Agreement have to be in writing and have to be signed by both parties. Any notices or other communications to be served or sent to either party shall also be in writing.

Notices to Galena shall be to:

Galena Biopharma, Inc.

310 N. State Street

Suite 208

Lake Oswego, Oregon, U.S.A. 97034

Attention: Mark S. Schwartz, Ph.D.

Notices to Teva shall be to:

Abic Marketing Limited

Hateena 1, Industrial Park Hevel Modiin,

POB 925, Shoham 60850, Israel

Attention: Aviva Levin

23	REIMPORTATION

Teva shall undertake Reasonably Diligent Efforts to prevent any Products from being distributed or sold outside the Territory. Teva shall notify Galena if it becomes aware of the exportation of a Product from the Territory.

24	COUNTERPARTS

This Agreement may be executed in counterparts with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Signature pages of this Agreement may be exchanged by facsimile or other electronic means without affecting the validity thereof.

25	CURRENCY

With respect to Net Sales invoiced or expenses incurred in a currency other than U.S. Dollars, such Net Sales invoiced or expenses incurred shall be converted into the U.S. Dollar equivalent using a rate of exchange which corresponds to the USD/NIS exchange rate published by the Bank of Israel on last day of the relevant quarterly period (or such other publication as agreed-upon by the parties). Any royalty amount shall be calculated based upon the U.S. Dollar equivalent calculated in accordance with the foregoing.

IN WITNESS HEREOF, the parties hereto caused this Agreement to be executed by their duly authorised representatives:

ABIC MARKETING LIMITED		GALENA BIOPHARMA INC

signature:	/s/ Ron Mayron	signature:	/s/ Mark J. Ahn
name:	Ron Mayron	name:	Mark J. Ahn
designation:	Managing Director, Teva Israel VP ICA (Israel CIS & Africa)	designation:	President and CEO

signature:	/s/ Dan Danieli
name:	Dan Danieli
designation:	Managing Director – Pharma, Teva Israel

Date: 12/03/12		Date: 11/13/12

APPENDIX A

Product, Supply Price, Reimbursement of Development Costs and payment terms

Product:

NeuVax consists of the E75 peptide derived from HER2 and is combined with the immune adjuvant recombinant human granulocyte macrophage colony stimulating factor (rhGM-CSF, sargramostim) for intradermal injection for the treatment of breast cancer.

Reimbursement of Development Costs:

•	US $[***] upon [***];

•	US $[***] upon [***];

•	US $[***] upon [***];

•	US $[***] upon [***]; and

•	US $[***] upon [***].

Supply Price: Galena to supply Product at COGS + [***]%. ‘COGS’ shall mean the direct costs of production of the Product as incurred by Galena and can be evidenced, upon request, by written receipts. COGS shall not include indirect overhead costs and/or overhead costs which are used for other products, and/or any other costs which are not attributable directly to the Product sold to Teva.

Payment Terms:

Any payment under this Agreement shall be made in US dollars within sixty (60) days after the last day of the month on which an undisputed invoice is received by Teva, net of any deductions and withholdings. Galena will provide Teva with an official invoice for each of the respective payments due by Teva in terms hereof.

ABIC MARKETING LIMITED		GALENA BIOPHARMA INC

signature:	/s/ Ron Mayron	signature:	/s/ Mark J. Ahn
name:	Ron Mayron	name:	Mark J. Ahn
designation:	Managing Director, Teva Israel VP ICA (Israel CIS & Africa)	designation:	President and CEO

signature:	/s/ Dan Danieli
name:	Dan Danieli
designation:	Managing Director – Pharma, Teva Israel

Date: 12/03/12		Date: 11/13/12

APPENDIX B

Specifications

APPENDIX C

CPP

A Current and original CPP to include the following is needed:

•	Trade Name (including strength and dosage form)

•	Name and full addresses of manufacturing/packaging sites

•	Complete quantitative composition (including inactive ingredients)

•	Quantity per pack

•	Approved Indications

•	Shelf-Life

•	The product is registered and marketed in the country issuing the CPP

•	Date of Approval

•	License Number

•	GMP conformance statement for manufacturing site (or a separate authorities issued GMP certificate for the manufacturing site)

•

Zone IV stability data (30 degrees Celsius and 75% relative humidity which will be provided to Teva following the manufacturing of three consecutive batches of the Product) according to the international conference on harmonization of technical requirements for the registration of pharmaceuticals for human use (ICH),

APPENDIX E

Trademarks

APPENDIX F

Quality Agreement

APPENDIX G

Pharmacovigilance Agreement

APPENDIX H

ANTI-CORRUPTION LAW ACKNOWLEDGMENT AND CERTIFICATION

1	Galena declares that it understands that Teva and/or its affiliates are subject to various anti-corruption laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”), collectively referred to as “Anti-Corruption Laws.” Teva has adopted an FCPA and Anti-Corruption Policy (“the Policy”), which is consistent with the Anti-Corruption Laws.

2	Galena declares that it understands that the Anti-Corruption Laws make it a criminal offense for Teva, its officers, directors, Employees, or Representatives including consultants, to offer or give a payment or Anything of Value to any Government Official, (as those terms are defined in the Policy, a copy of which is attached hereto) for the purpose of inducing or influencing the Government Official to do or refrain from doing any official act, or in an attempt to gain or maintain business or to secure an improper advantage.

3	Galena confirms that should it learn of or have reason to know of any activities in connection with its compensation by Teva which may constitute a violation of the applicable anti-corruption laws, it will immediately advise Teva’s representative.

4	In addition, Galena understands and agrees that:

4.1	It shall make no payment or give Anything of Value that would cause Galena or Teva to be in violation of the Policy or the Anti-Corruption Laws;

4.2	Should such payments be discovered, or should Teva have reasonable cause to believe that such payments were or are being made, Teva may suspend or withhold any payment due to Galena and may terminate in its sole discretion its relationship with Galena;

4.3	The terms of this Agreement may be disclosed to the appropriate governmental authorities or agencies, if deemed appropriate by Teva;

4.4	All payments to Galena shall be by check or bank transfer;

4.5	If, there is reliable proof of non compliance with any aspect of the Policy, Galena agrees to forfeit any and all compensation presently or potentially due and owing under arrangement or agreement with Teva and to indemnify Teva for costs it may incur as a result of any breach of this Acknowledgement and Certification. Based on a good faith review and meeting with Galena, and within its sole discretion, Teva may choose to terminate this relationship under this Clause 4.

5	Galena agrees that as a condition of its continued business relationship with Teva, Teva will ask Galena to confirm in writing on a bi-annual basis that it has no reason to believe that Galena, its employees, or any agent, representative, consultant or other person retained by or paid by Galena has taken any action that would violate the Policy or the Anti-Corruption Laws.

6	Galena further authorizes Teva to use any information contained in this Certificate for the purpose of determining whether Galena or its company will be retained by Teva as its agent, consultant, or representative.

GALENA BIOPHARMA INC

signature:	/s/ Mark J. Ahn
name:	Mark J. Ahn
designation:	President and CEO

signature:
name:
designation:

Date: 11/13/12